Exhibit 5.5

[Letterhead of Goodwin Procter LLP]

July 15, 2014

Darling Ingredients Inc.

251 O’Connor Ridge Blvd., Suite 300

Irving, Texas 75038

Re:	$500,000,000 Principal Amount of 5.375% Senior Notes due 2022

Ladies and Gentlemen:

We have acted as local Massachusetts counsel to Rousselot Peabody Inc., a Massachusetts corporation (the “Massachusetts Guarantor”) and an indirect wholly-owned subsidiary of Darling Ingredients Inc., a Delaware corporation (the “Issuer”), in connection with the filing of a Registration Statement on Form S-4 (the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of the offer by the Issuer to exchange up to $500,000,000 principal amount of 5.375% Senior Notes due 2022 (the “Exchange Securities”) for its existing 5.375% Senior Notes due 2022 (the “Existing Securities”).

The Exchange Securities are to be issued in accordance with the provisions of the Senior Notes Indenture dated as of January 2, 2014, by and among Darling Escrow Corporation (“Darling Escrow”), a Delaware corporation that merged with and into the Issuer on January 8, 2014, U.S. Bank National Association (the “Trustee”) and the Massachusetts Guarantor and the other subsidary guarantors party thereto, as amended by the Supplemental Indenture dated as of January 8, 2014 and the Second Supplemental Indenture dated as of April 4, 2014 (as amended, the “Indenture”), as contemplated by the Registration Rights Agreement (the “Registration Rights Agreement”), dated as of January 2, 2014, by and among Darling Escrow and Goldman, Sachs & Co. and J.P. Morgan Securities LLC, for themselves and on behalf of BMO Capital Markets Corp. The Exchange Securities will be unconditionally guaranteed by the Massachusetts Guarantor pursuant to guarantees contained in the Indenture (the “Guarantee”)

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Issuer.

Our opinion regarding valid existence and good standing in numbered paragraph 1 is based solely on a certificate of the Massachusetts Secretary of State and, in the case of valid existence, a review of the Massachusetts Guarantor’s Articles of Organization, as amended and an officer’s certificate confirming that the Massachusetts Guarantor has taken no action looking to its dissolution.

The opinions set forth below are limited to the law of Massachusetts.

Also, without limiting any other exceptions or qualifications set forth in this opinion letter, we have assumed that the Massachusetts Guarantor has received reasonably equivalent value and fair consideration in exchange for its obligations under and undertakings in connection with its Guarantee.

Based on the foregoing, and subject to the additional qualifications set forth below, we are of the opinion that:

1.	The Massachusetts Guarantor is validly existing as a corporation and in good standing under the Massachusetts Business Corporation Act.

2.	The Company has the corporate power to execute and deliver the Guarantee and perform its obligations thereunder.

3.	The Guarantee (assuming the issuance and delivery of the Exchange Securities by the Issuer against receipt of the Existing Securities upon consummation of the exchange offer (as described in the Registration Statement) in accordance with the terms of such exchange offer, the Registration Rights Agreement, the Registration Statement and the Indenture) will be duly authorized, executed and delivered by the Company.

The opinions expressed above are subject to bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws of general application affecting the rights and remedies of creditors and to general principles of equity. We express no opinion as to the validity, binding effect or enforceability of any provision in the Exchange Securities, the Indenture or the Guarantee to the extent it violates any applicable statute of limitations or relates to arbitration or the choice of forum for resolving disputes.

This opinion letter and the opinions it contains shall be interpreted in accordance with the Legal Opinion Principles issued by the Committee on Legal Opinions of the American Bar Association’s Business Law Section as published in 53 Business Lawyer 831 (May 1998).

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Goodwin Procter LLP

GOODWIN PROCTER LLP